Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 of Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. on Form S-1 of our reports dated June 6, 2002 (October 2, 2002 as to Note 12) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the financial statements at Note 12) and August 21, 2002 (October 3, 2002 as to Note 6) (which report expresses an unqualified opinion and includes and explanatory paragraph referring to the restatement of the financial statements at Note 6), appearing in the Prospectus included in Registration Statement No. 333-98369, and of our report dated June 6, 2002 relating to the financial statement schedule appearing elsewhere in Registration Statement No. 333-98369.

/s/ DELOITTE & TOUCHE LLP

October 25, 2002